Exhibit 99.B(p)(42)

Amendment No. 1 to Code of Ethics Policy

Effective March 3, 2016

This First Amendment to the Code of Ethics Policy is effective as of March 3, 2016.

1. The “Outside Business Activities” section shall be amended and restated as follows:

Outside Business Activities

General

The Firm discourages employees from holding outside employment, including consulting. In addition, an employee may not engage in outside employment that:

•             interferes, competes, or conflicts with the interests of the Firm or gives an appearance of a conflict of interest.

•        Employment in the securities brokerage industry is prohibited.

•        Employees must abstain from negotiating, approving, or voting on any transaction between the Firm and any outside organization with which they are affiliated, except in the ordinary course of providing services for the Firm and on a fully disclosed basis.

•             encroaches on normal working time or otherwise impairs performance,

•             implies Firm sponsorship or support of an outside organization, or

•             adversely reflects directly or indirectly on the Firm.

A conflict of interest may arise if an employee is engaged in an outside business activity (“OBA”) or receives any compensation for outside services that may be inconsistent with the Firm’s business interests. Examples of OBAs may include, but are not limited to, the following:

•             Outside employment

•             Serving as an officer or on the Board of any non-affiliated company or institution

•             Accepting appointment as a fiduciary, including executor, trustee, guardian, conservator or general partner

•             Honorariums, public speaking appearances or instruction courses at educational institutions

•             Serving as an officer or on the Board of any non-investment related organizations that are exclusively charitable, fraternal, religious, civic and are recognized as tax exempt

Obtaining Approval/Reporting

All employees are required to obtain pre-approval before engaging in any OBA by completing the Outside Business Activity Form and sending the completed form to the Administrator of the Code of Ethics. The Administrator of the Code of Ethics will then coordinate the approval and reporting process.

In addition, all employees are required to complete the initial Outside Business Activity Form upon their hire, provide an updated form to Compliance upon material changes to the activity or role involved, file a new Outside Business Activity Form prior to the commencement of any new Outside Business Activity, and complete the Report on Outside Business Activity annually.

2. The chart under “Additional Restrictions for Certain Investment Professionals” on page 6 shall be amended as follows:

Profiting from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days by any of the following Access Persons described under “Applies to” who provide services for registered investment companies

• Portfolio Managers • Securities Analysts and Researchers • Securities Traders who provide information or advice to a portfolio manager • members of Investment Control

Transactions will be matched using a LIFO system.

All profits of prohibited trades are subject to disgorgement

Exceptions:

•      Exempt Securities

•      ETFs

Note however, that Exempt Securities and ETFs must still be submitted through StarCompliance for pre-approval.

3. The chart under “Personal Investment Transactions” shall be amended per the following:

Exceptions: Exempt Securities and Exempt Transactions

Pre-clearance is generally not required for Exempt Transactions, or transactions in Exempt Securities. The following tables identify Exempt Securities and Exempt Transactions, and summarizes any pre-clearance and reporting requirements that do apply.

Types of Exempt Securities	Pre-clearance Required?	Reporting Required?	Limitations/Comments
U.S. Government Securities (including agency obligations)	No	No

Investment-grade rated Securities issued by any State, Commonwealth or territory of the United States, or any political subdivision or taxing authority thereof	No	Yes

Bank certificates of deposit or time deposits	No	No

Bankers’ Acceptances.	No	No

Investment grade debt instruments with a term of 13 months or less, including commercial paper, fixed-rate notes, repurchase agreements, and municipal bonds.	No	Yes	Ask the appropriate product attorney in the Legal Department for clarification if any questions.

Shares in money market mutual funds or a fund that appears on the exempt list.	No	No

Shares in open-end investment companies not advised or sub- advised by the Firm.	No	No	See Prohibited Third-Party Registered Investment Companies

Shares of unit investment trusts that are invested exclusively in mutual funds not advised by the Firm.	No	No

Stock index futures, futures on U.S. Government Securities, Eurodollar futures contracts, and non-financial commodities	No	Yes

Municipal bonds traded in the market	No	Yes	No

Trades in Non-Discretionary Accounts which you, your spouse, your domestic partner, or your significant other established.	No	Opening of the account must be reported, with evidence that it is non-discretionary. No reporting of trades required.

Securities purchased or sold through an Auto-Trade	No	Yes

Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights were so acquired.

	No	Yes

Interests in Firm-sponsored limited partnerships or other Firm -sponsored private placements.	No	Yes	Firm already must approve in order to invest, which serves as pre-clearance.

Securities acquired in connection with the exercise of an option.	No, unless cash is received in connection with exercise of the option	Yes, securities received must be reported.

Ownership Interests in Clipper Holding, LP	No	No

Rule 10b5-1 Plans	Prior approval required to enter plan. Transactions pursuant to an approved plan will not require pre-clearance.	Yes

Direct Purchase Plans	Prior approval required to enter plan. Transactions pursuant to an approved plan will not require pre-clearance.	Yes

Transfers of interests in Firm-sponsored Private Placements that are • Estate planning transfers • Court-ordered transfers	No	No

Purchases or sales of a MetWest or TCW Fund in a Firm Account	No	No	Compliance with frequent trading rules required. Monitored by the Firm.

Purchases or sales of a MetWest or TCW Fund in a non-Firm Account	No	Yes	Compliance with frequent trading rules required.

Transacting in Securities if the Firm acts as an adviser or distributor for the investment offered in: • A hedge fund; • Private Placement; or • Other Limited Offerings	Yes (if a limited offering)	Yes

4. The “Anti-Corruption” section shall be amended per the following:

•             This Policy is mandatory and applies to all directors, officers and employees of the Firm and any persons engaged to act on behalf of the Firm, including agents, representatives, temporary agency personnel, consultants, and contract- based personnel, wherever located (collectively referred to as “Firm Personnel”). Violations of this Policy may result in disciplinary action, up to and including termination of employment and referral to regulatory and criminal authorities.

•             The Administrator of the Code of Ethics shall elevate the request in the event of high risk or higher value gifts, or as otherwise necessary or appropriate.

•                  The Administrator of the Code of Ethics shall review the submission with your supervisor or, department head, and the Approving Officers, as appropriate.

•                  The “Gifts Provided by the Firm/Firm Personnel” chart shall be amended as follows:

Type of Gift To Be Given	Approval Required
Cash Gifts (including gift cards)	Prohibited

Token Gifts (e.g. bottles of wine, fruit baskets, books) under $100 (unless given to a Foreign Official or Domestic Official)	No Approval Required

Gifts in excess of $100 that seem appropriate under the circumstances	Pre-Approval Required

Personal Charitable Gifts given where therecipient has a known business relationship with or a connection to a client of the Firm	Pre-Approval Required

Gifts to Foreign Officials or Domestic Officials (regardless of value)	Pre- Approval Required

Charitable Gifts given on behalf of the Firm	Pre-Approval Required. The Charitable Contribution request form must be completed before making the Gift.

Gifts by TCW Funds Distributors (formerly, TCW Brokerage Services), a limited-purpose broker-dealer (“TFD”) Registered Persons aggregating less than $100 per year

No Approval Required, But Each Individual Must Maintain Their Own Log On StarCompliance Showing:

•      Name of recipient(s)

•      Date of Gift(s)

•      Value of Gift(s)

A log is not required to record gifts of de minimis value (e.g. pens, notepads or modest desk ornaments) or promotional items of nominal value that display the firm’s logo (e.g. umbrellas, tote bags or shirts) that are substantially below the $100 limit. However, all other gifts MUST be logged. If you are in doubt if something meets the “de minimis” standard, then the gift should be logged.

Gifts by TFD Registered Persons aggregating more than $100 per year that do not relate to the business of the recipient’s employer. Examples of gifts not relating to the business of the recipient’s employer include personal gifts (not paid for by TCW) where there is a pre-existing personal or family relationship between you and the recipient.

Pre-Approval Required, And Must Maintain Log Showing: • Name of recipient(s) • Date of Gift(s) • Value of Gift(s)

Gifts by TFD Registered Persons aggregating more than $100 per year that do relate to the business of the recipient’s employer	Prohibited

Gifts to Unions or Union Officers

Pre-Approval Required. The Request Form for Gift/Entertainment must be completed before making the gift. In addition, an LM-10 Information Report is required to be completed, approved by an officer and submitted to Corporate Finance for each occurrence.

•             The Administrator of the Code of Ethics shall review such situation with your supervisor or department head and the Approving Officers, as appropriate.

•             The “Type of Gift/Entertainment Received” chart shall be amended as follows:

Type of Gift/Entertainment Received	Approval Required
Cash Gifts	Prohibited

Solicitation by Firm Personnel of Gifts from clients, supplers, brokers, business partners, or potential business partners	Prohibited

Appropriate Gifts with value of $100 or less*	No Approval Required

Ticket(s) to attend an industry conference or seminal paid by a vendor or other third party (note that payment of airfare, accommodations, meals and other expenses paid by such vendor or third party would still require approval, unless exempted per the Speaker Exemption below)

No Approval Required

Gifts believed to have a value in excess of $100, that seem appropriate under the circumstances*	Approval Required

Gifts given to a wide group of recipients (e.g. closing dinner Gifts, holiday Gifts)*	No Approval Required

Gifts received from the same donor more than twice in a calendar year*	Approval Required

Entertainment on a personal basis, involving a small group of people, more than twice in one calendar year	Approval Required

Entertainment over $250 per event*	Approval Required

Out-of-town accomodations and airfare for business conference or other industry event paid by sponsor as speaker expenses, or on the same basis as other attendees (the “Speaker Exemption”)	No Approval Required

Other out-of-town travel expenses, other than on a business trip or industry conference that is customary and usual for business purposes	Approval Required

* For Investment Personnel only:

•             All Gifts and Entertainment, of any value, received from broker/dealers must be reported in Star Compliance

•             All Gifts received from broker/dealers with a value in excess of $100/person are prohibited and should be returned to the broker/dealer or turned over to Compliance for appropriate disposition.

•             If an Investment Personnel is granted approval to accept entertainment with a value in excess of $250 per event form a broker/dealer, that person must personally pay the amount in excess of $250 and must maintain records indicating such payment.

5. The “Third Party Representatives” and “Red Flag Reporting” sections shall be amended per the following:

•             The Legal Department is required to approve all engagements with Third Party Representatives.

•             Firm Personnel are required to promptly report to the General Cousel any situtations that raise anti-corruption compliance Red Flags.

6. Appendix A, “Standard Operating Procedures for Conducting Anti-Corruption Due Dilligence and Third-Party Screening” shall be amended as follows:

•             Any anti-corruption compliance issue that comes to the attention of any Firm Personnel must be reported to the General Counsel and addressed before proceeding with the relevant transaction or doing business with or through a Third Party Representative.

•             If you have information concerning a potential Red Flag, contact the General Counsel immediately.

•             However, once a Red Flag arises, Firm Personnel must report the Red Flag to the General Counsel who will oversee a reasonable inquiry into the circumstances surrounding the Red Flag.

7. The “Political Activities & Contributions” section shall be amended per the following:

•             In the U.S., both federal and state laws impose restrictions on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, the Firm has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties. This policy applies to the Firm and all employees, and in some cases to affiliates, consultants, placement agents and solicitors working for the Firm. Failure to comply with these rules could result in civil or criminal penalties for the Firm and the individuals involved or loss of business for the Firm. These policies are intended to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process. If you have any questions about political contributions or activities, contact the Compliance Department.

General Rules

All persons are prohibited from making or soliciting political contributions where the purpose is to assist the Firm in obtaining or retaining business.

No employee shall apply pressure, direct or implied, on any other employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

All persons are prohibited from doing indirectly or through another person anything prohibited by these policies and procedures or to avoid a required review for approval.

Fundraising and Soliciting Political Contributions

Firm officers, directors or other personnel may not make political solicitations under the auspices of the Firm, unless authorized in writing by the General Counsel who will maintain a copy. Use of Firm letterhead is prohibited.

Any solicitation or invitations to fundraisers by a Firm officer, director or other personnel on behalf of candidates, party committees or political committees must:

•             originate from the individual’s home address,

•             make clear that the solicitation is not sponsored by the Firm, and

•             make clear that the contribution is voluntary on the part of the person being solicited.

•      Political Activities on Firm Premises and Using Firm Resources

Federal, State, and Local Elections

All employees are prohibited from:

•             Using Firm resources for political activities, including the use of photocopier paper for political flyers, or Firm-provided refreshments at a political event, and

•             directing subordinates to participate in federal, state, and/or local fundraising or other political activities, except where those subordinates have voluntarily agreed to participate in such activities. Any employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without the risk of retaliation or any adverse job action.

•             Pre-Approval of all Political Contributions and Volunteer Activity

Each TCW employee, and their spouse, domestic partner and relative or significant other sharing the same house, must obtain pre-approval from the Administrator of the Code of Ethics before:

•             making or soliciting any Contribution to a current holder or candidate for a state, local or federal elected office , or a campaign committee, political party committee, other political committee or organization (example: Republican or Democratic Governors Association) or inaugural committee. A Contribution includes anything of value given or paid to:

•        influence any election for federal, state or local office;

•        pay any debt incurred in connection with such election; or

•        pay any transition or inaugural expenses incurred by the successful candidate for state or local office.

•        volunteering their services to a political campaign, political party committee, political action committee (“PAC”) or political organization.

•             The Confidentiality Section on page 43 shall be removed in its entirety.

Participation in Public Affairs

The Firm encourages its employees to support community activities and political processes. Normally, volunteer efforts take place outside of regular business hours. If volunteer efforts require corporate time, or you wish to accept an appointive office, or you run for elective office, contact the Administrator of the Code of Ethics who will coordinate review for approval by:

•             the head of your Department or your supervisor if you are head of your Department, and

•             the Chief Operating Officer.

You must campaign on your own time. You may not use Firm property or services without proper reimbursement to the Firm.

Employees participating in political activities do so as individuals and not as representatives of the Firm. You may not:

•             use either the Firm’s name or its address in material you mail or fundraising, and

•    identify the Firm in any advertisements or literature, except as necessary biographical information

•    The “Special State Rules” section on page 44 shall be deleted in its entirety.

8. The “Whistleblower Policy” shall be amended per the following:

•             The report should be made to the General Counsel and may be made via the whistleblower line at (213) 244-0055. The whistleblower line is only directly accessible by the General Counsel. Reports may also be made directly to the General Counsel, in person or in writing (including email).

•             Each quarter (or more frequently as necessary), the General Counsel will provide TCW’s Board of Directors with an update regarding the status of each report received under this policy during the preceding quarter.